SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                           (Amendment No. _________)*


                        Computer Programs & Systems Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock ($0.001 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    205306103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 205306103                   13G                    Page 2 of___ Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Palisade Capital Management, L.L.C.
     22-3330049
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           581,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         581,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     762,290
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                   |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.27%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 205306103                   13G                    Page 3 of___ Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Axe-Houghton Associates, Inc.
     22-2512992
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           181,290
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         181,290
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     762,290
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                   |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.27%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 205306103                   13G                    Page __ of __ Pages



Item 1(a).  Name of Issuer:

            Computer Programs & Systems, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:
            6600 Wall Street,
            Mobile, AL 36695.


            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Palisade Capital Management, L.L.C.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            One Bridge Plaza, Suite 695,
            Fort Lee, NJ 07024

            ____________________________________________________________________

Item 2(c).  Citizenship:

            New Jersey

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock ($0.001 par value)

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            205306103

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  |_|  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  |_|  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e)  |X|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.__________                   13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          762,290
          ______________________________________________________________________

     (b)  Percent of class:

          7.27%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                 762,290


          (ii)  Shared power to vote or to direct the vote               N/A


          (iii) Sole power to dispose or to direct the disposition of   762,290


          (iv)  Shared power to dispose or to direct the disposition of  N/A


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

        N/A

         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      The shares of the Issuer beneficially owned by each reporting person are held on behalf of the reporting persons' clients in accounts over which the reporting persons have complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No client account contains more than five percent of the class.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

      Palisade Capital Management, LLC ("Palisade"), and Axe-Houghton Associates, Inc. ("Axe"), are registered investment advisers. They are control affiliates. Palisade and Axe are making this joint filing pursuant to Agreement attached as Exhibit 1, but disclaim that they are members of a Group pursuant to Rule 13d-5(b) .


         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         N/A

         _______________________________________________________________________

Item 10. Certifications.

The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 12, 2003
                                        ----------------------------------------
                                        Date

                                        Palisade Capital Management, LLC

                                          /s/ Steven E. Berman
                                        ----------------------------------------
                                        Steven E. Berman, Member


                                        Axe-Houghton Associates, Inc.

                                          /s/ Steven e. Berman
                                        ----------------------------------------
                                        Steven E. Berman, President

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).